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                                                                    EXHIBIT 3.1c

                              ARTICLES OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION,
                               AS AMENDED TO DATE,
                                       OF
                        UNIVERSAL HOSPITAL SERVICES, INC.


                  1. The name of this corporation is Universal Hospital Services, Inc., a Minnesota corporation (the "Company").

                  2. Subsection (a) of Article 3 of the Amended and Restated Articles of Incorporation, as amended to date, of the Company has been amended to read as follows:

                  "(a) Authorized Capital Stock. The total number of shares of capital stock which the Corporation is authorized to issue shall be 42,000,000 shares, consisting of 35,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), and 7,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock")."

                  3. The amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remain unissued after such amendment exceeding the percentage of authorized shares that were unissued before such amendment.

                  4. Effective on October 5, 2001, each share of the Company's Common Stock issued and outstanding immediately prior to that date shall divide into 0.70 of one share of Common Stock, such division to occur without any further action by the holders thereof; provided, however, that no fractional shares of Common Stock shall be issued as a result of the division, but in lieu thereof, each shareholder entitled to receive a fractional share will be paid an amount in cash (without interest) equal to the initial public offering price of the Common Stock as provided in the Underwriting Agreement among the Company, J.W. Childs Equity Partners, L.P., JWC UHS Co-Invest, LLC and UBS Warburg LLC on behalf of itself, U.S. Bancorp Piper Jaffray Inc. and CIBC World Markets Corp., filed as Exhibit 1.1 to the Company's Registration Statement on Form S-1, Registration No. 333-65988, as amended, (ii) stock certificates representing shares of Common Stock issued and outstanding immediately prior to such date shall thereafter, automatically and without the necessity of presenting the same for exchange, represent the number of shares (rounded down to the nearest whole share) obtained by multiplying the number of shares of Common Stock represented by such certificates prior to October 5, 2001 by 0.70.

                  5. The amendment has been adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act.

                  IN WITNESS WHEREOF, the undersigned, the Vice President, Finance and Controller of Universal Hospital Services, Inc., being duly authorized on behalf of Universal Hospital Services, Inc., has executed this document on this 5th day of October, 2001

                                          /s/ Gerald L. Brandt
                                          --------------------------------------
                                          Gerald L. Brandt
                                          Vice President, Finance and Controller
                                          Treasurer